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                                                                      EXHIBIT 99

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
Contact:
Jack Natili                                                direct phone:  803.748.2643
Executive Vice President and Chief Operating Officer                fax:  803.748.2839
                                                             e-mail: natij@seibels.com

Finance Contact:
Ken Marter                                                 direct phone:  803.748.2767
Chief Financial Officer and Treasurer                               fax:  803.748.8393
                                                           e-mail:   martk@seibels.com
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FOR IMMEDIATE RELEASE

                     THE SEIBELS BRUCE GROUP, INC. ANNOUNCES
                                NASDAQ DELISTING

Columbia, South Carolina, November 13, 2000 -- The Seibels Bruce Group, Inc., (Nasdaq: SBIG) today announced that its common stock was delisted from the Nasdaq National Market effective at the close of the business day today, November 13, 2000. The Company was delisted for failing to meet the minimum bid price, market value of public float and net tangible assets requirements as set forth in the Nasdaq Marketplace Rules. Effective November 14, 2000 the Company will be listed on the NASD Over-the-Counter Bulletin Board under the symbol "SBIG."

"While our operational and financial performance has improved, these accomplishments have not yet been reflected in the price of our stock," said Jack Natili, Seibels Bruce executive vice president and chief operating officer. "The Company plans to work diligently to regain its Nasdaq listing."

The Seibels Bruce Group, Inc. receives fee-based income through the NFIP, various state-sponsored insurance plans, claim administration and other insurance services. In addition, it is a provider of automobile and commercial lines property and casualty insurance products. Additional information about Seibels Bruce can be found on-line at http://www.seibels.com.

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Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Additional information concerning such matters is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and other documents subsequently filed by the Company with the SEC, all of which are available from the SEC. Such forward-looking statements speak only as of the date of this press release. Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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